SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2016
World Wrestling Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16131	04-2693383

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1241 East Main Street, Stamford, CT		06902

(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (203) 352-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On May 16, 2016, the Vincent K. McMahon 2013 Irrev. Trust U/A dtd. December 5, 2013 (the “GRAT”) sold 2,191,894 shares of Class A common stock of World Wrestling Entertainment, Inc. (the “Company”) in a block trade made in accordance with the provisions of Rule 144 of the Securities Act of 1933, as amended. The GRAT was established by Vincent K. McMahon (“Mr. McMahon”), the Company’s Chairman and Chief Executive Officer, for estate planning purposes for the benefit of Mr. McMahon and certain members of Mr. McMahon’s family.  The GRAT sale was executed for liquidity and asset diversification.  After the sale, the GRAT continues to own 1,547,372 shares of the Company’s Class B common stock.  The GRAT may, at any time, subject to compliance with applicable securities laws, dispose of some or all of its remaining shares of the Company’s common stock depending on various factors, including, but not limited to, the price of the shares of the Company’s Class A common stock, the terms and conditions of the transaction and prevailing market conditions, as well as liquidity, family planning and diversification objectives.  Other than possible additional sales by the GRAT, Mr. McMahon informed the Company that he has no current plans to sell any shares of the Company’s stock and that he intends to continue in his capacity as the Company’s Chairman and Chief Executive Officer for the foreseeable future.

The 2,191,894 shares sold by the GRAT represent approximately 6% of the Company’s outstanding shares of Class A common stock.  After the sale, Mr. McMahon beneficially owns 37,080,747 shares of the Company’s Class B common stock, which represents approximately 86% of the Company’s total voting power and approximately 48.8% of the Company’s total outstanding shares of common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.
By:	/s/ George A. Barrios
George A. Barrios
Chief Strategy and Financial Officer

Dated:  May 16, 2016